

                                                                                                                    EXHIBIT 12
                                                                                                                   PAGE 1 OF 2

                                               THE UNITED ILLUMINATING COMPANY

                                      COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                          (IN THOUSANDS)



                                                                               YEAR ENDED DECEMBER 31,
                                                        -----------------------------------------------------------------------
                                                          1992           1993            1994            1995           1996
                                                         ------         ------          ------          ------         ------
EARNINGS
     Net income                                         $ 56,768       $ 40,481        $ 46,795        $ 50,393       $ 39,096
     Federal income taxes                                 19,276         22,342          34,551          41,951         35,252
     State income taxes                                   16,878          4,645           6,216          12,976          8,506
     Fixed charges                                       109,449         97,928          88,093          83,994         80,097
                                                         -------        -------         -------         -------        -------

     Earnings available for fixed charges               $202,371       $165,396        $175,655        $189,314       $162,951
                                                         =======        =======         =======         =======        =======

FIXED CHARGES
     Interest on long-term debt                         $ 88,666       $ 80,030        $ 73,772        $ 63,431       $ 66,305
     Other interest                                       12,882         12,260          10,301          16,723          9,534
     Interest on nuclear fuel burned                       2,963            928               -               -              -
     One third of rental charges                           4,938          4,710           4,020           3,840          4,258
                                                         -------        -------         -------         -------        -------

                                                        $109,449       $ 97,928        $ 88,093        $ 83,994       $ 80,097
                                                         =======        =======         =======         =======        =======

RATIO OF EARNINGS TO FIXED
   CHARGES                                                  1.85           1.69            1.99            2.25           2.03
                                                         =======        =======         =======         =======        =======




                                                                                                                    EXHIBIT 12
                                                                                                                   PAGE 2 OF 2

                                               THE UNITED ILLUMINATING COMPANY

                               COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                                             AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                                                          (IN THOUSANDS)


                                                                               YEAR ENDED DECEMBER 31,
                                                        -----------------------------------------------------------------------
                                                             1992           1993           1994           1995          1996
                                                            ------         ------         ------         ------        ------
EARNINGS
     Net income                                            $ 56,768       $ 40,481       $ 46,795       $ 50,393      $ 39,096
     Federal income taxes                                    19,276         22,342         34,551         41,951        35,252
     State income taxes                                      16,878          4,645          6,216         12,976         8,506
     Fixed charges                                          109,449         97,928         88,093         83,994        80,097
                                                            -------        -------        -------        -------       -------

    Earnings available for combined fixed
       charges and preferred stock
       dividend requirements                               $202,371       $165,396       $175,655       $189,314      $162,951
                                                            =======        =======        =======        =======       =======

FIXED CHARGES AND PREFERRED
  STOCK DIVIDEND REQUIREMENTS
     Interest on long-term debt                            $ 88,666       $ 80,030       $ 73,772       $ 63,431      $ 66,305
     Other interest                                          12,882         12,260         10,301         16,723         9,534
     Interest on nuclear fuel burned                          2,963            928              -              -             -
     One third of rental charges                              4,938          4,710          4,020          3,840         4,258
     Preferred stock dividend requirements (1)                7,100          7,197          6,223          2,778           699
                                                            -------        -------        -------        -------       -------
                                                           $116,549       $105,125       $ 94,316       $ 86,772      $ 80,796
                                                            =======        =======        =======        =======       =======
RATIO OF EARNINGS TO FIXED
   CHARGES AND PREFERRED
   STOCK DIVIDEND REQUIREMENTS                                 1.74           1.57           1.86           2.18          2.02
                                                            =======        =======        =======        =======       =======

------------

(1) Preferred Stock Dividends increased to reflect the pre-tax earnings required to cover such dividend requirements.